Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Lucera Blount Parker
April 10, 2006		919.687.7802 Telephone 919.687.7821 Fax

lucera.parker@mfbonline.com

M&F Bancorp, Inc. Announces New Chief Financial Officer

Durham, NC — (April 10, 2006) – M&F Bancorp, Inc. today announced that their Board of Directors has selected Jonathan Sears Woodall, CPA, as its new Senior Vice President and Chief Financial Officer for the holding company and its subsidiary, M&F Bank, effective immediately.

Woodall most recently served as a Business Advisor to North Carolina Mutual Life Insurance Company. He previously served as CFO of ArrayXpress, Inc., a genome sciences company spun out of North Carolina State University, as well as over 19 years in public accounting practice, most recently as a partner with Deloitte & Touche, LLP, one of the largest professional services firms in the country.

Woodall received Bachelors in both Accounting and Business Management from North Carolina State University. He currently serves on the Board of Directors of the Eastern N.C. Chapter of the Alzheimer’s Association, and is an Executive-in-Residence for the Technology Entrepreneurship and Commercialization Program at North Carolina State University. He also is an active member of numerous trade and civic organizations.

“Our goal at M&F Bancorp, Inc. is to identify talented individuals who can support us as we position ourselves for future growth. We believe that we have found such an individual in Jon Woodall, and we’re pleased that he has chosen to come aboard,” said Maceo K. Sloan, Chairman of the M&F Bancorp, Inc. Board of Directors.

M&F Bancorp, Inc., a one-bank holding company with assets of approximately $246.0 million as of December 31, 2005, is the parent company of Mechanics and Farmers Bank (M&F Bank). The Company’s common stock is quoted in the over-the-counter market through the OTC Bulletin Board under the symbol “MFBP.” For additional information contact M&F Bancorp Corporate Headquarters, 2634 Durham Chapel Hill Blvd., Durham, NC or visit http://www.mfbonline.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. and Mechanics and Farmers Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor the Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in M&F Bancorp, Inc.’s filings with the Securities and Exchange Commission

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